Exhibit 3.68

LIMITED LIABILITY COMPANY AGREEMENT

OF

CRESTWOOD PANHANDLE PIPELINE LLC

(a Texas Limited Liability Company)

This Limited Liability Company Agreement (the “Agreement”) of Crestwood Panhandle Pipeline LLC (the “Company”), dated effective as of February 25, 2011 (the “Effective Date”), is hereby adopted, executed and agreed to by the party listed below as the sole Member,

1. Formation. The Company was formed on the Effective Date, as a Texas limited liability company under and pursuant to the Texas Limited Liability Company Law, as amended (the “Company Law”), part of the Texas Business Organizations Code.

2. Term. The Company shall commence business on the date of the original filing of its Certificate of Formation with the Secretary of State of Texas and shall continue in perpetuity, unless terminated sooner in accordance with either the provisions of this Agreement or the Company Law.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Company Law. The Company shall have all of the powers to conduct such business as permitted under the Company Law.

4. Member. Crestwood Pipeline LLC, a Texas limited liability company, is the sole member of the Company.

5. Allocations to Member. The Member shall receive the allocation of all profits, losses, gains, deductions and credits with respect to the operations of the Company.

6. Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

7. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

8. Management. The management of the Company is fully reserved to the Member. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company.

9. Officers. The Member may from time to time delegate to one or more persons such authority as the Member may deem advisable and may elect one or more persons as a president, vice president, secretary, treasurer or any other title of an officer (“Officer”) of the Company as determined by the Member to act on behalf of the Company with respect to any matter or matters delegated to such person by the Member. In the event the Member appoints a person as an Officer of the Company, the Member shall be deemed to have assigned, and may thereafter assign, titles to particular Officers. Each Officer shall be entitled to receive compensation for his or her services to the Company in an amount determined by the Member. No Officer need be a resident of the State of Texas. Unless the Member decides otherwise, all Officers of the Company, as between themselves and the Company, shall have such authority, perform such duties and manage the Company as provided below. Each Officer of the Company shall hold such office until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

(a) The President. The President shall have the active, executive management of the operations of the Company, subject however to the control of the Member. The President shall, in general, perform all duties incident to the office of president and such other duties as from time to time may be assigned to him or her by the Member.

(b) The Vice President. The Vice President shall have such powers and perform such duties as the Member may from time to time prescribe or as the President may from time to time delegate to him or her. At the request of the President, the Vice President may temporarily act in place of the President. In the case of the death, absence, or inability to act of the President, the Member may designate the Vice President to perform the duties of the President.

(c) The Secretary. The Secretary shall keep or cause to be kept the minutes of any Company meetings; shall see that all notices are duly given in accordance with the provisions of applicable law; shall be custodian of the records; and, in general, shall perform all duties incident to the office of the secretary and such other duties as may from time to time be assigned by the Member or by the President.

(d) The Treasurer. The Treasurer shall be the principal financial officer of the Company; shall have charge and custody of and be responsible for all funds of the Company and deposit all such funds in the name of the Company in such banks, trust companies or other depositories as shall be selected by the Member; shall receive and give receipts for moneys due and payable to the Company from any source; and, in general, shall perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned by the Member or by the President. The Treasurer shall render to the President and the Member, whenever the same shall be required, an account of all transactions accomplished as treasurer and of the financial condition of the Company.

10. Tax Matters. The Company and the Member shall comply with all requirements of the Internal Revenue Code of 1986, as amended, with respect to the Company. In this regard, the Company shall be disregarded for federal tax purposes as an entity separate from the Member as provided in Treasury Regulations Section 301.7701-3.

11. Indemnification. To the extent allowed under the laws of the State of Texas, the Company shall indemnify the Member and the Company’s Officers and employees from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company as set forth in these Regulations in which a Member, Officer or employee may be involved, or is threatened to be involved, as a party or otherwise, REGARDLESS OF WHETHER ARISING FROM ANY ACT OR OMISSION WHICH CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF A MEMBER, OFFICER OR EMPLOYEE, unless it is established that: (1) the act or omission of such Member, Officer or employee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the Member, Officer or employee actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the Member, Officer or employee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Member, Officer or employee did not meet the requisite standard of conduct set forth in this Section 10. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Member, Officer or employee acted in a manner contrary to that specified in this Section 10. Any indemnification pursuant to this Section 10 shall be made only out of the assets of the Company, including insurance proceeds, if any, and no Member shall have any personal liability on account thereof.

11. Transfers. The Member may freely transfer all or any part of its membership interest in the Company at any time, and any such transferee shall become an additional or substituted Member of the Company, as applicable, with full rights of a Member as set forth herein and in the Company Law.

12. Events Requiring Winding Up. The affairs of the Company shall be wound up as the Member may elect or as may be required under the Company Law. No other event will cause the Company to wind up.

13. Amendment. This Agreement may be amended, supplemented or restated at any time by and with the consent of the Member.

14. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature Page Follows]

SOLE MEMBER:

CRESTWOOD PIPELINE LLC

By:

Name:	Kelly J. Jameson
Title:	Senior Vice President and Secretary

[Signature Page Crestwood Panhandle Pipeline LLC Agreement]

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